EXHIBIT 4.25

Certain provisions, exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

The symbol “[***]” denotes places where certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of May 28, 2025, is entered into by and between Corporación América Airports S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“CAAP”), and Investment Corporation of Dubai, a corporation established by Emiri Decree and organized and existing under the laws of the Emirate of Dubai, United Arab Emirates (“ICD”).

WHEREAS, Mataar Holdings 2 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands and a wholly-owned subsidiary of ICD (“Mataar”) is the record and beneficial owner of 32,500 ordinary shares with no par-value (the “CAI Shares”) of Corporacion America Italia S.p.A., a joint-shares company (società per azioni) incorporated under the laws of Italy (“CAI”), representing 25% of the issued and outstanding shares of CAI;

WHEREAS, Dicasa Spain S.A.U., a single-shareholder corporation (sociedad anónima unipersonal) organized and existing under the laws of the Kingdom of Spain and a wholly-owned subsidiary of CAAP (“Dicasa”), is the record and beneficial owner of the remaining issued and outstanding shares of CAI;

WHEREAS, CAAP has common shares, U.S.$1.00 nominal value per share (the “CAAP Common Shares”), listed on the New York Stock Exchange (“NYSE”);

WHEREAS, ICD desires to cause Mataar to assign, transfer, convey and deliver the CAI Shares to Dicasa, and CAAP desires to cause Dicasa to accept such CAI Shares, in exchange for a receivable for the amount of $40,000,000, representing the valuation of the CAI Shares (the “Receivable”);

WHEREAS, once Mataar transfers the Receivable to ICD, ICD wishes to subsequently contribute, assign, transfer, convey and deliver the Receivable to CAAP in exchange for 1,996,439 newly issued CAAP Common Shares (the “CAAP Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, upon execution of this Agreement, CAAP will accept the Receivable from ICD and, in consideration therefor, issue the CAAP Shares to ICD; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CAAP and ICD hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation,

hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, the Grand Duchy of Luxembourg, or the Emirate of Dubai are authorized or required by Law to remain closed.

“Confidential Information” means all information pertaining to the Share-Swap Transaction, including the terms of this Agreement, disclosed by one party hereunder or any of its Representatives to the other party hereunder or any of its Representatives that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties, and includes all analyses, interpretations, compilations, studies and evaluations to the extent that the same include such information generated or prepared by or on behalf of either party but does not include any such information that: (i) is publicly available at the time of its disclosure under this Agreement, (ii) becomes publicly available following disclosure under this Agreement (other than as a result of disclosure by the receiving party contrary to the terms of this Agreement), (iii) was previously disclosed to or otherwise already lawfully in the possession of the receiving party or any of its Affiliates prior to disclosure under this Agreement (as can be demonstrated by written records or other reasonable evidence) from a third party who is not, to the knowledge of the receiving party after due enquiry, under an obligation of confidentiality to the other party to this Agreement in relation to such information, or (iv) is independently developed by or on behalf of the receiving party or any of its Affiliates without reference to information previously disclosed under this Agreement.

“Contract” means any oral or written binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the ability to direct or influence the management and policies of a Person, whether through ownership of voting securities, by Contract, by testamentary or fiduciary arrangement, through credit agreements, or by any other means. For clarity, a Person will be deemed to have “control” over another if:

•It holds more than 50% of the voting rights of such Person;
•It has the right, whether directly or indirectly, to appoint or remove the majority of the board of directors or governing body of such Person;
•It possesses the ability to intervene in fundamental strategic decisions affecting such Person, regardless of the number of shares held.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Law” means any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Entity.

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus, all amendments and supplements to such prospectus, including post-effective amendments, all related stock exchange listing materials and all other material incorporated by reference in such prospectus.

“Registrable Securities” means: (i) CAAP Common Shares (including, for the avoidance of doubt, the CAAP Shares), (ii) any securities issued as a dividend or other distribution with respect to, or in or upon exchange, conversion or replacement of, CAAP Common Shares and (iii) any other securities into which the CAAP Common Shares may be converted or exchanged in order to facilitate a follow-on offering; provided that any particular Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been sold or disposed of in accordance with the plan of distribution set forth in such Registration Statement and/or Prospectus, in each case in accordance with applicable laws, (ii) such Registrable Securities have been sold pursuant to Rule 144 (or any successor provision then in force) under the Securities Act or any other exemption from registration under applicable Law or (iii) such Registrable Securities shall have been otherwise sold or transferred and, if applicable, new certificates for them not bearing a legend restricting transfer shall have been delivered by CAAP and such securities may be publicly resold without registration or qualification under the Securities Act or any similar law then in force or under the applicable Law of the relevant jurisdiction.

“Registration Statement” means any registration statement on Form F-1 or Form F-3 of CAAP to be filed on or after the date of this Agreement with the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, in relation to a party to this Agreement, its Affiliates and its and their respective directors, officers, employees and professional advisors.

“SEC” means the United States Securities Exchange Commission or any successor thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

Section 1.02Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
6-K Filing	§ 5.05
ACI Airports	§ 6.01
Agreement	Preamble
CAAP	Preamble
CAAP Common Shares	Recitals
CAAP Shares	Recitals
CAI	Recitals
CAI Shares	Recitals
CAI Shares Transfer	§ 2.01
Dicasa	Preamble
Closing	§ 2.03
Closing Date	§ 2.03
Enforceability Exceptions	§ 3.02
ICC	§ 7.02
Lock-Up Period	§ 5.02
Losses	§ 6.06
ICD	Preamble
Initial Announcement	§ 5.05
Mataar	Preamble
NYSE	Recitals
Piggy-Back Registration	§ 6.01
Receivable	Preamble
Rules	§ 7.02

Defined Term	Location of Definition
Share-Swap Transaction	§ 2.02
Subscription and Contribution Agreement	§ 2.03
Transfer Notice	§ 5.03(i)

ARTICLE II

SHARE EXCHANGE

Section 2.01 Transfer of CAI Shares. Subject to the terms and conditions of this Agreement, at the Closing, ICD shall cause Mataar to assign, transfer, convey and deliver the CAI Shares to Dicasa in exchange for the Receivable, and CAAP shall cause Dicasa to issue the Receivable in favor of Mataar (the “CAI Shares Transfer”).

Section 2.02 Exchange of Receivable for CAAP Shares. Subject to the terms and conditions of this Agreement, immediately following the CAI Shares Transfer at the Closing, ICD shall first, cause Mataar to contribute, assign, transfer, convey and deliver the Receivable to ICD, and then, contribute, assign, transfer, convey and deliver the Receivable to CAAP in exchange for CAAP’s issuance and allocation to ICD of the CAAP Shares (the exchange of the Receivable for the CAAP Shares being hereinafter referred to as the “Share-Swap Transaction”).

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the CAI Shares Transfer and Share-Swap Transaction (the “Closing”) shall occur on the same day and immediately following the execution and delivery of this Agreement and the subscription and contribution agreement between the parties hereto dated the date hereof and attached hereto as Exhibit A (the “Subscription and Contribution Agreement”), or on such other date as shall be agreed between CAAP and ICD (the date on which the Closing occurs, the “Closing Date”).

Section 2.04Closing Deliverables At the Closing, upon the terms of this Agreement:

(i)The Subscription and Contribution Agreement shall be duly executed and delivered by the parties thereto.

(ii)ICD shall cause Mataar to (A) endorse the share certificate representing the CAI Shares before an Italian public notary in favor of Dicasa or an Affiliate of CAAP designated by CAAP in writing on or prior to the Closing Date; (B) deliver to Dicasa the share certificate representing the CAI Shares duly endorsed before an Italian public notary in favor of Dicasa or an Affiliate of CAAP designated by CAAP in writing on or prior to the Closing Date, and (C) deliver a fully executed power of attorney, substantially in the form attached hereto as Exhibit B.

Mataar.

(iii)CAAP shall cause Dicasa to deliver the Receivable in favor of ICD shall endorse, assign, transfer and deliver the Receivable in favor of CAAP.

(iv)CAAP shall deliver to ICD a certified copy of the relevant folio pertaining to CAAP’s share register evidencing the CAAP Shares, registered in the name of ICD. The CAAP Shares will subsequently be registered with CAAP’s transfer agent, subject to Section 3.09 and Article V of this Agreement.

Section 2.05Conditions to Closing.The obligations of CAAP under this Agreement are conditional upon:

(i)Mataar having delivered on or prior to the Closing Date the power of attorney referenced in Section 2.04(i)(C) of this Agreement, appointing an attorney to act on its behalf in connection with the endorsement and delivery of CAI shares to Dicasa pursuant to Section 2.04(ii)(A)-(B) of this Agreement;

(ii)the relevant Italian public notary having received from Mataar (or pursuant to Section 7.12 of this Agreement, from Dicasa) sufficient funds to pay the tax due in Italy in respect of the transfer of CAI Shares to Dicasa pursuant to Article 1, paragraphs 491 to 500, of Italian Law No. 228 of December 24, 2012, as amended, and implementing regulations; and

(iii)ICD having provided sufficient evidence to CAAP that Mataar has duly assigned, transfer, conveyed and delivered the Receivable in favor of ICD.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ICD

ICD hereby represents and warrants to CAAP as follows:

Section 3.01 Organization; Authority. ICD is a corporation established by Emiri Decree, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Mataar is a private company with limited liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. ICD has all requisite power and authority to execute and deliver this Agreement. ICD and Mataar have all requisite power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Share-Swap Transaction and the CAI Shares Transfer, as may correspond. The execution and delivery of this Agreement by ICD has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ICD are necessary to authorize this Agreement. The performance of this Agreement by ICD and Mataar and the consummation by ICD and Mataar of the transactions to be consummated hereunder, including the Share-Swap Transaction and the CAI Shares Transfer, as may correspond, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ICD or Mataar are necessary to consummate the transactions hereunder, including the Share-Swap Transaction and the CAI

Shares Transfer, as may correspond.

Section 3.02Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by ICD and, assuming due authorization, execution and delivery by CAAP, constitutes a legal, valid and binding obligation of ICD enforceable against ICD in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally (the “Enforceability Exceptions”).

Section 3.03Title. Mataar is the sole legal and beneficial owner of the CAI Shares. Mataar has good and valid title to the CAI Shares free and clear of any Encumbrances. Upon the assignment, transfer, conveyance and delivery of the CAI Shares to Dicasa in accordance with Article II of this Agreement, Mataar shall deliver to Dicasa valid title to the CAI Shares free and clear of any Encumbrances.

Section 3.04Orders or Actions. ICD and Mataar are not subject to any Order and are not bound by any Contract or other instrument that may have a material adverse effect on ICD’s or Mataar’s ability to comply with this Agreement and to deliver the CAI Shares from Mataar free of any Encumbrances, and there is no Action pending, and no party has threatened ICD or Mataar in writing to commence any Action, that may have such effect. No event has occurred, and, to ICD’s knowledge, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Action against ICD, Mataar or the CAI Shares held by Mataar.

Section 3.05No Conflicts. (a) The execution and delivery of this Agreement by ICD does not, and the performance of this Agreement by ICD and the consummation by ICD and Mataar of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of the organizational documents of ICD or Mataar, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of ICD or Mataar pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which ICD or Mataar is a party or by which ICD or Mataar or any property or asset of ICD or Mataar is bound or affected, or (iii) conflict with or result in a violation of any Law or Order applicable to ICD or Mataar or by which any property or asset of ICD or Mataar is bound or affected, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, violations or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereunder, including the Share-Swap Transaction, the CAI Shares Transfer or otherwise prevent or materially delay ICD or Mataar from performing its obligations under this Agreement.

(b)The execution and delivery of this Agreement by ICD does not, and the performance of this Agreement by ICD and the consummation by ICD and Mataar of the transactions contemplated hereby, including the Share-Swap Transaction and the CAI Shares Transfer, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Entity would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, including the Share-Swap Transaction and the CAI Shares Transfer.

Section 3.06ICD Status. At the time ICD was offered the CAAP Shares for subscription, it was, and as of the date hereof, it is, an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act.

Section 3.07Understandings or Arrangements. ICD is acquiring the CAAP Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute such CAAP Shares; provided that nothing contained herein shall be deemed to prevent ICD from reselling the CAAP Shares in accordance with applicable securities laws, subject to the restrictions set forth in Article V of this Agreement.

Section 3.08Transfer or Resale. ICD understands that (a) the CAAP Shares have not been and, save as provided in Section 6.01 of this Agreement, will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or pursuant to an exemption therefrom, (b) any sale of the CAAP Shares made in reliance on Rule 144 of the Securities Act may be made only in accordance with the terms of Rule 144 or (c) any sale of the CAAP Shares made in reliance on Regulation S of the Securities Act may be made only in accordance with the terms of Regulation S.

Section 3.09Legends. To the extent required by U.S. securities laws, during the time that the CAAP Shares are locked-up at CAAP’s transfer agent, ICD understands that each instrument or book entry representing CAAP Shares held by such transfer agent for the benefit of ICD shall be notated with a restrictive legend in substantially the following form (and a stop-transfer instruction will be placed against Transfer of such instrument, stock or general statements):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, ENCUMBERED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM, OR IN TRANSACTIONS NOT SUBJECT TO, REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)ICD agrees and consents that CAAP may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 3.09 above to enforce the provisions referred to in Article V of this Agreement, and CAAP agrees to promptly do so. The legend shall be removed upon termination of any applicable Transfer restrictions, including the Lock-up Period, at the request of ICD.

Section 3.10No General Solicitation. ICD acknowledges that the CAAP Shares were not offered to ICD for subscription by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a)

any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which ICD was invited by any of the foregoing means of communications.

Section 3.11Foreign Purchasers. ICD hereby acknowledges it is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) nor a U.S. person (as defined under Regulation S of the Securities Act), and hereby represents that it has satisfied itself as to its compliance, in all material respects, with the laws of its jurisdiction of organization that are applicable to ICD in connection with the Share-Swap Transaction contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAAP

CAAP hereby represents and warrants to ICD as follows:

Section 4.01Organization; Authority. CAAP is a public limited liability company (société anonyme) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Dicasa is a single-shareholder corporation (sociedad anónima unipersonal) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. CAAP has all requisite power and authority to execute and deliver this Agreement. CAAP and Dicasa have all requisite power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Share-Swap Transaction and the CAI Shares Transfer, as may correspond. The execution and delivery of this Agreement by CAAP has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CAAP are necessary to authorize this Agreement. The performance of this Agreement by CAAP and Dicasa and the consummation by CAAP and Dicasa of the transactions to be consummated hereunder, including the Share-Swap Transaction and the CAI Shares Transfer, as may correspond, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CAAP or Dicasa are necessary to authorize this Agreement or to consummate the transactions hereunder, including the Share-Swap Transaction and the CAI Shares Transfer, as may correspond.

Section 4.02Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by CAAP, assuming due authorization, execution and delivery by ICD and Mataar, constitutes a legal, valid and binding obligation of CAAP enforceable against CAAP in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 4.03Capitalization1. The authorized share capital of CAAP is set at $225,000,000 represented by a maximum of 225,000,000 CAAP Common Shares. As of the date of this Agreement, and immediately prior to the Share-Swap Transaction, (i) 163,222,707 CAAP Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) 2,132,325 CAAP Common Shares are held in treasury.

Section 4.04Issuance of Securities. Upon issuance of the CAAP Shares, ICD will receive good and valid title to the CAAP Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to Section 5.02 of this Agreement and any applicable securities laws, and the CAAP Shares will be duly and validly issued, fully paid and non-assessable.

Section 4.05No Conflicts. (a) The execution and delivery of this Agreement by CAAP does not, and the performance of this Agreement by CAAP and the consummation by CAAP and Dicasa of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of the organizational documents of CAAP or Dicasa, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of CAAP or Dicasa pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which CAAP or Dicasa is a party or by which CAAP or Dicasa or any property or asset of CAAP or Dicasa is bound or affected, or (iii) conflict with or result in a violation of any Law or Order applicable to CAAP or Dicasa or by which any property or asset of CAAP or Dicasa is bound or affected, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, violations or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereunder, including the Share-Swap Transaction and the CAI Shares Transfer or otherwise prevent or materially delay CAAP or Dicasa from performing its obligations under this Agreement.

(b)The execution and delivery of this Agreement by CAAP does not, and the performance of this Agreement by CAAP and the consummation by CAAP and Dicasa of the transactions contemplated hereby, including the Share-Swap Transaction and the CAI Shares Transfer, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Entity would not, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, including the Share-Swap Transaction and the CAI Shares Transfer.

ARTICLE V

COVENANTS

Section 5.01ICD Transfer Restrictions. (a) CAAP shall, upon effective issuance of the CAAP Shares, instruct its transfer agent to register the CAAP Shares in the name of ICD and hold such CAAP Shares for ICD’s benefit subject to the Transfer restrictions indicated in Section 5.02.

(b)The Transfer restrictions in Section 5.02 and Section 5.03 of this Agreement shall not apply to a Transfer pursuant to the exercise by ICD of its “piggy-back” rights, as set forth in Section 6.01 below.

Section 5.02Lock-Up. (a) ICD hereby undertakes not to Transfer any of the CAAP Shares during the 40 day-period immediately following the Closing Date (the “Lock-Up Period”).

(b)Following the expiration of the Lock-Up Period (for the avoidance of doubt, the 41st day following the Closing Date and not before), upon ICD’s written request, CAAP will deliver a letter to its transfer agent requesting the removal of any restrictive legend and the delivery of the CAAP Shares into ICD’s brokerage account.

(c)For the avoidance of doubt, ICD shall retain all of its rights as a shareholder of CAAP with respect to the CAAP Shares it owns, including the right to vote the CAAP Shares.

Section 5.03Post Lock-Up Transfer Restrictions. Following the expiration of the Lock-Up Period, ICD shall be entitled to Transfer such number of CAAP Shares each NYSE-trading day as shall not exceed 10% of the actual day trading volume of the CAAP shares on the NYSE, as calculated on a daily basis on market close (the “Volume Restriction”). For such purposes, the Parties hereto agree to the following proceeding:

(i)Each time ICD completes an NYSE-trading week in which a Transfer or series of Transfers has been made (a “Transfer Week”), ICD shall deliver to CAAP within three (3) Business Days of the completion of such Transfer Week a notice in the form set out at Exhibit C (the “Transfer Notice”), and CAAP may request from ICD, at any time, any additional information that CAAP deems necessary to determine whether such Transfer or past Transfers, as detailed in any Transfer Notice, is or has been made in compliance with Section 5.03 of this Agreement (including without limitation, ICD’s total amount of CAAP Shares deposited in the relevant brokerage account and the amount of CAAP Shares Transferred on behalf of ICD on any given date or during any given period).

(ii)The Parties hereto agree that in the event (a) ICD fails to provide the Transfer Notice, or (b) any Transfer or series of Transfers of CAAP Shares during an NYSE-trading day exceeds, for any reason whatsoever, one hundred and ten per cent (110%) of the Volume Restriction for that NYSE-trading day (equating to eleven per cent (11%) of the actual day trading volume of the CAAP shares on the NYSE), such breach shall be subject to a default penalty payable by ICD to CAAP equal to 50% (fifty per cent) of the total amount received by ICD for such CAAP Shares exceeding the Volume Restriction on that Transfer or series of Transfers. The parties hereto agree that such default penalty payment shall be the sole remedy for CAAP as compensation for the events described in this Section 5.03(ii), and shall bear interest at an annual rate of the secured overnight financing rate plus 3% per annum from the date of the relevant NYSE-settlement day, without regard of any grace period, until such payment is effectively received by CAAP.

(iii)For the avoidance of doubt, ICD’s broker as of the day of this Agreement is BNY Pershing (London Office) at 160 Queen Victoria Street, London, EC4V 4LA. CAAP shall consider the information indicated in this Section 5.03(iii) to be true for all purposes of this Agreement, provided ICD does not notify CAAP updating the information in this Section 5.03(iii) following the date hereof in a Transfer Notice.

Section 5.04Listing of CAAP Shares. CAAP shall use its commercially reasonable efforts to cause the CAAP Shares to be approved for listing on the NYSE, subject to official notice of issuance, and listed on the NYSE as promptly as practicable following the expiry of the Lock-up Period.

Section 5.05Disclosure of Share-Swap Transaction. CAAP shall, (a) as promptly as practicable after the date of this Agreement, issue a press release describing the material terms of the transactions contemplated by this Agreement (the “Initial Announcement”) and (b) file a Current Report on Form 6-K in the form required by the Exchange Act and attaching the Initial Announcement (the “6-K Filing”), with the SEC within the time required by the Exchange Act. ICD acknowledges that it has had reasonable opportunity to review and comment on the 6-K Filing prior to the filing thereof and CAAP has included all comments reasonably requested by ICD. Notwithstanding the foregoing, this Section 5.03 shall not apply to any press release or other public statement made by CAAP or ICD that is consistent with the Initial Announcement and does not contain any information relating to the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Agreement.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.01Piggy-Back Rights. If at any time until the 18 month anniversary of the Closing Date, CAAP proposes to file any Registration Statement with respect to an offering of Registrable Securities, for its own account or by A.C.I. Airports S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated in the Grand Duchy of Luxembourg and majority shareholder of CAAP (“ACI Airports”), other than a Registration Statement in connection with a merger or acquisition, then CAAP shall (x) give written notice of such proposed filing to ICD as soon as practicable but in no event less than fifteen (15) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of Registrable Securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to ICD in such notice the opportunity to register the sale of such number of Registrable Securities as ICD may request in writing (but in no event an amount of Registrable Securities equivalent to more than 25% of the total consideration expected to be received by CAAP or ACI Airports, as applicable, under the proposed offering) within five (5) days following receipt of such notice (a “Piggy-Back Registration”). CAAP shall cause such Registrable Securities to be included in such registration (up to the 25% maximum set forth above) and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of CAAP and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof (with the understanding that CAAP shall file the initial prospectus covering ICD’s sale of the Registrable Securities at prevailing market prices on the same date that the Registration Statement is declared effective by the SEC).

Section 6.02Withdrawal. ICD may elect to withdraw its request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to CAAP of such request to withdraw prior to the effectiveness of the Registration Statement. CAAP (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, ICD shall pay all expenses incurred in connection with the Piggy-Back Registration as provided in Section 6.05 below.

Section 6.03CAAP shall notify ICD at any time when a prospectus relating to ICD’s Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of ICD, CAAP shall also prepare, file and furnish to ICD a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. ICD shall not offer or sell any Registrable Securities covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

Section 6.04CAAP may request ICD to furnish CAAP such information with respect to ICD and ICD’s proposed distribution of the Registrable Securities pursuant to the Registration Statement as CAAP may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and ICD shall furnish CAAP with such information.

Section 6.05Except in case CAAP decides, at its sole discretion, to withdraw from filing a Registration Statement in which ICD has effectively exercised its Piggy-Back Registration rights, for any reason (other than as a result of, or as advised by the managing underwriter or underwriters in lieu of, disadvantageous market conditions (including for the avoidance of doubt, any force majeure events or market conditions adversely affecting the proposed pricing conditions and expected by CAAP in such offering)) prior to the effectiveness of such Registration Statement, all fees and expenses incident to the performance of or compliance with this Article VI by CAAP shall be borne by ICD whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, a proportional allocation of (based on ICD’s Registrable Securities to be registered compared to all Registerable Securities to be registered under such Registration Statement): (i) all registration and filing fees (including, without limitation, fees and expenses of CAAP’s counsel and independent registered public accountants) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the CAAP Common Shares is then listed for trading, (C) in compliance with applicable state securities or “blue sky” laws reasonably agreed to by CAAP in writing (including, without limitation, fees and disbursements of counsel for CAAP in connection with “blue sky” qualifications or exemptions of the Registrable Securities) and (D) with respect to any filing that may be required to be made by any broker through which ICD intends to make sales of Registrable Securities with the FINRA, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for CAAP, (v) Securities Act liability insurance, if CAAP so desires such insurance, (vi) fees and expenses of all other persons or entities retained by CAAP in connection with the consummation of the transactions contemplated by this Article VI (including but not limited to fees and expenses of underwriters) and (vii) fees and expenses of all other persons or entities retained by ICD. CAAP shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement. In no event shall CAAP be responsible for any broker or similar commissions of ICD nor shall ICD be responsible for any broker or similar commissions of CAAP.

Section 6.06CAAP and its successors and assigns shall indemnify and hold harmless ICD and each of its Affiliates and their respective directors and officers and each other person, if any, who Controls any such persons, to the fullest extent permitted by applicable Law, from and against any and all Actions (whether or not such person is a party thereto), losses, claims, damages (which, for the avoidance of doubt, shall not include any incidental, indirect, special, lost profits, consequential or punitive damages of any kind whatsoever), liabilities, costs (including, without limitation, reasonable attorneys’ fees and reasonable and documented expenses of investigation) and expenses (collectively, “Losses”) to which such persons may become subject under the Securities Act, common law or otherwise, arising out of or relating to or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to or based upon any omission of or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, and CAAP will reimburse such person for any legal and other expenses reasonably incurred by it in connection with investigating or defending against any such Loss, except to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding ICD furnished to CAAP by ICD specifically for use therein. CAAP shall notify ICD promptly of the initiation, threat or assertion of any Action or proceeding arising from or in connection with the transactions contemplated by this Article VI of which CAAP is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such person and shall survive the transfer of such securities by such person.

Section 6.07 If the indemnification under Section 6.06 is unavailable to ICD or insufficient to hold ICD harmless for any Losses, then CAAP shall contribute to the amount paid or payable by ICD, in such proportion as is appropriate to reflect the relative fault of CAAP and ICD in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of CAAP and ICD shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, CAAP or ICD, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ fees or any reasonable and documented expenses incurred by such party in connection with any investigation or proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 6.06 was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to this Section 6.07 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by, and construed in accordance with, the laws of the State of New York (provided that the subscription and contribution contemplated by Section 2.02 of this Agreement and pursuant to the Subscription and Contribution Agreement will be governed by the applicable laws of the Grand Duchy of Luxembourg), excluding its conflicts of laws rules that would cause or permit the laws of any other jurisdiction to apply; provided that the contribution of CAI Shares and subscription for CAAP Shares contemplated by this Agreement shall be governed by the applicable law of the Grand Duchy of Luxembourg.

Section 7.02Arbitration. Any and all disputes arising out of, in relation to, or in connection with this Agreement shall exclusively be resolved by arbitration conducted solely in accordance with the rules as in effect on the date of commencement of the arbitration proceeding (the “Rules”) of the International Chamber of Commerce (“ICC”). The arbitration shall be heard by three arbitrators. Each party shall appoint one arbitrator in accordance with the deadlines set out in the Rules. The two party-appointed arbitrators shall appoint the third arbitrator within 30 days of the date on which the second arbitrator is confirmed by the ICC. If either party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third arbitrator, the appointment(s) shall be made by the ICC in accordance with the Rules. The sole and exclusive place of arbitration shall be New York, New York. The language of the arbitration shall be English. The tribunal shall have the authority to determine any challenge to jurisdiction or arbitrability, including without limitation, challenges regarding the scope, existence, or validity of the parties agreement to arbitrate. Awards of the tribunal may be entered for judgment in any court of competent jurisdiction. To the extent there is any conflict between the Rules and this Agreement, the terms of this Agreement shall prevail.

Section 7.03Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.04Interpretation; Headings. When a reference is made in this Agreement or a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 7.05Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 7.06Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.07Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email transmission (upon confirmation of receipt and with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.07):

(a)If to CAAP:

128, Boulevard de la Pétrusse,

L-2330 Luxembourg

Grand-duché de Luxembourg

Email: [***]

Attention: Andrés Zenarruza

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling LLP

599 Lexington Avenue

New York, New York 10022

Email:	George.karafotias@aoshearman.com Alejandro.gordano@aoshearman.com
Attention:	George Karafotias Alejandro Gordano
(b)	If to ICD:

One Zaabeel Tower A, The Offices, Levels 17 and 18, Zaabeel First, P.O.

Box 333888, Dubai, United Arab Emirates

Email: [***]

Attention: General Counsel

Section 7.08Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other party hereto. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09Waiver. Any party hereto entitled to the benefits thereof may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein, and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

Section 7.10Survival. The representations, warranties, agreements and covenants shall survive the Closing.

Section 7.11Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.12Expenses. The parties hereto acknowledge and agree that any tax due in Italy in respect of the transfer of CAI Shares to CAAP pursuant to Article 1, paragraphs 491 to 500, of Italian Law No. 228 of December 24, 2012, as amended, and implementing regulations, shall be borne by ICD. If ICD shall fail to pay such tax, CAAP shall be entitled to tender and pay the same and ICD as a separate and independent stipulation, covenants to reimburse and indemnify CAAP in respect of any payment thereof and any interest and penalties payable in respect thereof.

Section 7.13Public Announcements. Prior to either party or any of their respective Affiliates making or issuing any press release or other public announcement relating to the subject matter of this Agreement (except for the Initial Announcement), a party will first consult with the other party at the earliest opportunity, and in any event not later than 72 hours before the proposed time of announcement, as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter. This Section 7.13 shall not be construed so as to prevent either party or their respective Affiliates from fully and timely complying with their continuous disclosure obligations under applicable Law and stock exchange rules.

Section 7.14Confidentiality. (a) Except as provided in Section 7.14(b) and Section 7.14(c), or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information and will keep any Confidential Information disclosed to it secure and in such a way so as to prevent unauthorized access by any third party and shall not make any copies of it in any form except for the purpose of supplying the same to those to whom disclosure is permitted in accordance with this Agreement.

(b)Either party may disclose Confidential Information to a party’s Representatives, for the sole purpose of such party’s exercise of its rights and performance of its obligations under this Agreement and the performance of purely internal corporate control functions. The party disclosing Confidential Information pursuant to this Section 7.14(b) will disclose such Confidential Information to only those Representatives who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 7.14(b) and who have knowledge of the requirement to protect the Confidential Information from further disclosure, and who have agreed with the disclosing party to use such Confidential Information solely for such purpose and to otherwise observe the provisions of this Section 7.14. The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such Representatives in violation of this Agreement.

(c)Notwithstanding anything contained in this Section 7.14, a party may disclose any Confidential Information if, in the opinion of the disclosing party’s legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order in respect of a party or any of its Affiliates; or (ii) such disclosure is legally required to be made (in the ordinary course of events and not, for example, solely as a consequence of any public offering of debt, shares or other securities) pursuant to applicable Laws, rules and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party or any of its

Affiliates. Prior to any disclosure of Confidential Information under this Section 7.14(c), so far as it is lawful to do so, the disclosing party will give the other party at least five (5) days’ prior notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, each of CAAP and ICD have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORPORACIÓN AMÉRICA AIRPORTS S.A.

By:	/s/ ANDRÉS ZENARRUZA
	Name:	Andrés Zenarruza
	Title:	Authorized Signatory

INVESTMENT CORPORATION OF DUBAI

By:	/s/ KHALIFA AL DABOOS

Name:	Khalifa Al Daboos
Title:	Deputy CEO

EXHIBIT A – SUBSCRIPTION AND CONTRIBUTION AGREEMENT

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EXHIBIT B - FORM OF POWER OF ATTORNEY

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EXHIBIT C – FORM OF TRANSFER NOTICE

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